Exhibit 107

Calculation of Filing Fee Tables

Schedule 14C

Ocean Bio-Chem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid(1)	$124,388,171	0.0000927	$11,531
Fees Previously Paid
Total Transaction Valuation	$124,388,171
Total Fees Due for Filing			$11,531
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$11,531

(1)	Aggregate number of securities to which transaction applies: 9,509,799 shares of Ocean Bio-Chem, Inc. common stock

(2)	The proposed maximum aggregate value of the transaction was calculated based on 9,509,799 multiplied by US$13.08 per share of Ocean Bio-Chem, Inc. common stock (the contemplated per share price in the Agreement and Plan of Merger dated June 21, 2022, by and among Ocean Bio-Chem, Inc., OneWater Marine Inc, and OBCMS, Inc. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000927 by the product calculated in the preceding sentence.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—